As filed with the Securities and Exchange Commission on November 2, 2021

Registration No. 333-232717
Registration No. 333-237282
Registration No. 333-254546

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8 Registration Statement No. 333-232717
Form S-8 Registration Statement No. 333-237282
Form S-8 Registration Statement No. 333-254546

Under
The Securities Act of 1933

MEDALLIA, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0558353 (I.R.S. Employer Identification Number)

575 Market Street, Suite 1850
San Francisco, California 94105
(Address of principal executive offices, including zip code)

2008 Equity Incentive Plan
2017 Equity Incentive Plan
2019 Equity Incentive Plan
Amended and Restated 2019 Employee Stock Purchase Plan
(Full title of the plan)

Leslie J. Stretch
Chief Executive Officer
Medallia, Inc.
575 Market Street, Suite 1850
San Francisco, California 94105
(605) 321-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rezwan D. Pavri Andrew T. Hill Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Hanna Steinbach Executive Vice President, Chief Legal Officer Medallia, Inc. 575 Market Street, Suite 1850 San Francisco, California 94105 (650) 543-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Medallia, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (File No. 333-232717), filed with the SEC on July 19, 2019, pertaining to the registration of 19,000,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”), 4,000,000 shares of Common Stock reserved for issuance pursuant to the Registrant’s Amended and Restated 2019 Employee Stock Purchase Plan (the “ESPP”), 22,731,854 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), 9,637,843 shares of Common Stock reserved for issuance pursuant to restricted stock units awards outstanding under the 2017 Plan, and 25,762,723 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the Registrant’s 2008 Equity Incentive Plan;

•
Registration Statement on Form S-8 (File No. 333-237282), filed with the SEC on March 19, 2020, pertaining to the registration of 6,617,320 shares of Common Stock reserved for issuance pursuant to the 2019 Plan and 1,323,464 shares of Common Stock reserved for issuance pursuant to the ESPP; and

•
Registration Statement on Form S-8 (File No. 333-254546), filed with the SEC on March 22, 2021, pertaining to the registration of 7,749,790 shares of Common Stock reserved for issuance pursuant to the 2019 Plan and 1,548,958 shares of Common Stock reserved for issuance pursuant to the ESPP.

On October 29, 2021, pursuant to an Agreement and Plan of Merger, dated July 25, 2021, between Medallia Intermediate II, LP (f/k/a Project Metal Parent, LLC), a Delaware limited partnership (“Parent”), Project Metal Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such shares of Common Stock registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 2, 2021.

MEDALLIA, INC.

By:	/s/ Roxanne M. Oulman
Roxanne M. Oulman Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.